Exhibit 23.6

WILLIAM M. COBB & ASSOCIATES, INC.
Worldwide Petroleum Consultants

12770 Coit Road, Suite 907                             Tel: (972) 385-0354
Dallas, Texas 75251                                 Fax: (972) 788-5165
E-Mail: office@wmcobb.com
March 7, 2023

Crescent Energy Company
600 Travis Street, Suite 7200
Houston, Texas, 77002

Re:	Crescent Energy Company
Gentlemen:

The firm of William M. Cobb & Associates, Inc. hereby consents to the use of its name and to the use of its projections from the 2020 reserve report dated 12 August 2021 and the 2021 reserve reported dated 20 January 2022 for Crescent Energy Company’s Proved Reserves and Future Net Revenue included in this Annual Report on Form 10-K of Crescent Energy Company.

The firm of William M. Cobb & Associates, Inc. also hereby consents to the use of its name and to the use of its projections from the 2020 reserve report dated 12 August 2021 and the 2021 reserve reported dated 20 January 2022 for Crescent Energy Company’s Proved Reserves and Future Net Revenue into the Registration Statements on Form S-8 (Nos. 333- 261604) and Form S-3 (Nos. 333-269152) of Crescent Energy Company.

William M. Cobb & Associates, Inc. has no interests in Crescent Energy Company or in any affiliated companies or subsidiaries and is not to receive any such interest as payment for such reports and has no director, officer, or employee otherwise connected with Crescent Energy Company. Crescent Energy Company does not employ us on a contingent basis.

Sincerely,

WILLIAM M. COBB & ASSOCIATES, INC.
Texas Registered Engineering Firm F-84

/s/ Tor Meling
Tor Meling
Senior Vice President